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                             PARTICIPATION AGREEMENT
                             as of February 4, 2008
              Franklin Templeton Variable Insurance Products Trust,
                    Franklin/Templeton Distributors, Inc. and
                      AIG SunAmerica Life Assurance Company

                                    CONTENTS

Section   Subject Matter
-------   --------------
   1.     Parties and Purpose
   2.     Representations and Warranties
   3.     Purchase and Redemption of Trust Portfolio Shares
   4.     Fees, Expenses, Prospectuses, Proxy Materials and Reports
   5.     Voting
   6.     Sales Material, Information and Trademarks
   7.     Indemnification
   8.     Notices
   9.     Termination
   10.    Miscellaneous

                           SCHEDULES TO THIS AGREEMENT

   A.     The Company and its Distributor
   B.     Accounts of the Company
   C.     Available Portfolios and Classes of Shares of the Trust
   D.     Contracts of the Company
   E.     [this schedule is not used]
   F.     Rule 12b-1 Plans of the Trust
   G.     Addresses for Notices
   H.     Shared Funding Order

1.   PARTIES AND PURPOSE

     This agreement (the "Agreement") is entered by and between certain portfolios and classes thereof, specified below and in Schedule C, of Franklin Templeton Variable Insurance Products Trust, an open-end management investment company organized as a statutory trust under Delaware law (the "Trust"), Franklin/Templeton Distributors, Inc., a California corporation which is the principal underwriter for the Trust (the "Underwriter," and together with the Trust, "we" or "us"), and the insurance company identified on Schedule A ("Company" or "you") on your own behalf and on behalf of each segregated asset account maintained by you that is listed on Schedule B, as that schedule may be amended from time to time ("Account" or "Accounts").


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